EXHIBIT 99.3


FMC CORPORATION COMPLETES SPIN-OFF OF FMC TECHNOLOGIES, INC.

Philadelphia, December 31, 2001 -- FMC Corporation (NYSE: FMC) announced today it has completed the separation of FMC Technologies, Inc. (NYSE: FTI) through the distribution of all of its remaining shares of FMC Technologies, Inc. common stock owned by FMC Corporation. As a result of this distribution, FMC Technologies, Inc. is now a fully independent company.

     On November 29, 2001, the FMC Corporation board of directors declared a dividend to holders of FMC Corporation common stock consisting of 53,950,000 shares of FMC Technologies, Inc. common stock owned by FMC Corporation. These shares represented approximately 83 percent of the outstanding FMC Technologies, Inc. common stock. This dividend was paid as of 6:00 p.m. (Eastern Time), on December 31, 2001, in the amount of 1.71972131 shares of FMC Technologies, Inc. common stock for each share outstanding of FMC Corporation common stock. Cash will be issued in lieu of fractional shares.

     On December 14, 2001, an information statement was mailed to FMC Corporation shareholders that included information on the distribution ratio, treatment of fractional shares, U.S. federal income tax treatment, background on the businesses of FMC Technologies, Inc. and where shareholders could obtain additional information.

     FMC Corporation and FMC Technologies, Inc. are each subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and accordingly, each company files registration statements, reports, proxy statements and other information with the Securities and Exchange Commission, including financial statements. Each company also maintains a website that offers additional information about the company: FMC Corporation at http://www.fmc.com and FMC Technologies at http://www.fmctechnologies.com.
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     FMC Corporation is a global, diversified chemical company serving agricultural, industrial and consumer markets for more than a century with innovative solutions, applications and products. The company employs over 6,000 people throughout the world. FMC Corporation divides its businesses into three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals.

     Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation's 2000 Form 10-K and other SEC filings. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.